UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Frame, Paul A.
   50 Briar Hollow Lane, 7th Floor W.
   Houston, Texas
   77027
2. Issuer Name and Ticker or Trading Symbol
   Seitel, Inc. - Options (SEI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   05/99
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   President and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  05/20/99    X        45,000        A  $12.000000                  D
Common Stock                                  05/20/99    S        45,000        D  $16.000000                  D
Common Stock                                  05/20/99    X        11,000        A  $12.000000                  D
Common Stock                                  05/20/99    S        11,000        D  $16.062500                  D
Common Stock                                  05/20/99    X        10,000        A  $12.000000                  D
Common Stock                                  05/20/99    S        10,000        D  $16.062500                  D
Common Stock                                  05/20/99    X        10,000        A  $12.000000                  D
Common Stock                                  05/20/99    S        10,000        D  $16.125000                  D
Common Stock                                  05/21/99    X        57,038        A  $12.000000                  D
Common Stock                                  05/21/99    S        57,038        D  $16.125000                  D
Common Stock                                  05/21/99    X         6,100        A  $12.000000                  D
Common Stock                                  05/21/99    S         6,100        D  $16.000000                  D
Common Stock                                  05/21/99    X        20,900        A  $12.000000                  D
Common Stock                                  05/21/99    S        20,900        D  $16.187500                  D
Common Stock                                  05/28/99    M           100        A  $11.750000                  D
Common Stock                                  05/28/99    S           100        D  $16.125000   431,264        D

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Warrants                       $12.000000      05/20/99       X                          76,000           7/10/95      04/11/00
(right to buy)
Warrants                       $12.000000      05/21/99       X                          84,038           7/10/95      04/11/00
(right to buy)
Warrants                       $11.750000      05/28/99       M                             100           10/02/98     10/02/03
(right to buy)
Non-Qualified Stock Option     $16.000000      05/20/99       A     V   45,000                            5/20/99      05/20/04
(right to buy)
Non-Qualified Stock Option     $16.062500      05/20/99       A     V   10,000                            5/20/99      05/20/04
(right to buy)
Non-Qualified Stock Option     $16.062500      05/20/99       A     V   11,000                            5/20/99      05/20/04
(right to buy)
Non-Qualified Stock Option     $16.125000      05/20/99       A     V   10,000                            5/20/99      05/20/04
(right to buy)
Non-Qualified Stock Option     $16.000000      05/21/99       A     V    6,100                            5/21/99      05/21/04
(right to buy)
Non-Qualified Stock Option     $16.125000      05/21/99       A     V   57,038                            5/21/99      05/21/04
(right to buy)
Non-Qualified Stock Option     $16.187500      05/21/99       A     V   20,900                            5/21/99      05/21/04
(right to buy)
Warrant                        $16.125000      05/28/99       A     V      100                            5/28/99      10/02/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Warrants                       05/20/99  Common Stock                   76,000                                  D
(right to buy)
Warrants                       05/21/99  Common Stock                   84,038                         0        D
(right to buy)
Warrants                       05/28/99  Common Stock                      100                    74,900        D
(right to buy)
Non-Qualified Stock Option     05/20/99  Common Stock                   45,000                    45,000        D
(right to buy)
Non-Qualified Stock Option     05/20/99  Common Stock                   10,000                    10,000        D
(right to buy)
Non-Qualified Stock Option     05/20/99  Common Stock                   11,000                    11,000        D
(right to buy)
Non-Qualified Stock Option     05/20/99  Common Stock                   10,000                    10,000        D
(right to buy)
Non-Qualified Stock Option     05/21/99  Common Stock                    6,100                     6,100        D
(right to buy)
Non-Qualified Stock Option     05/21/99  Common Stock                   57,038                    57,038        D
(right to buy)
Non-Qualified Stock Option     05/21/99  Common Stock                   20,900                    20,900        D
(right to buy)
Warrant                        05/28/99  Common Stock                      100                       100        D
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Marcia H. Kendrick
    For: Paul A. Frame
DATE: 6/9/99